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                                                                   EXHIBIT 10.41


                                 FIRST AMENDMENT

                                       TO

                              EMPLOYMENT AGREEMENT

      The Employment Agreement entered into on June 18, 1998, by and between Norman Dowling (hereinafter the "Employee") and CinemaStar Luxury Theaters, Inc., a Delaware corporation (the "Company") (the "Employment Agreement"), is hereby amended (the Employment Agreement as amended, the "First Amendment") as follows (all capitalized terms not otherwise defined herein are as defined in the Employment Agreement):

      WHEREAS, the Company, by and through its Board of Directors, and Employee believe it to be in the best interests of the Company and Employee to modify the Employment Agreement;

      NOW THEREFORE, in consideration of those premises and the promises made by the parties to the Employment Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. The first paragraph of Paragraph 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following paragraph:

            CinemaStar shall employ Employee and Employee agrees to be employed and perform his exclusive services for CinemaStar or one of its subsidiaries or related companies upon the terms and conditions hereinafter set forth. Employee will serve hereunder as Vice President, Chief Financial Officer and Secretary of CinemaStar. In his capacity as Vice President, Chief Financial Officer and Secretary of CinemaStar, Employee shall do and perform all services, acts or things necessary, advisable or customary to manage and conduct the business of CinemaStar, and also will perform such services as requested, from time to time, by the Board of Directors of CinemaStar (the "Board") or the Chief Operating Officer of CinemaStar (the "Chief Operating Officer").

      2. The Employment Period as set forth in the first paragraph of Paragraph 2 of the Employment Agreement shall be extended for one (1) additional year.

      3. Employee's Base Salary pursuant to Paragraph 3.1 of the Employment Agreement shall be increased from One Hundred Five Thousand Dollars ($105,000) to One Hundred Twenty Thousand Dollars ($120,000), effective as of February 19, 1999.

      4. Paragraph 5 of the Employment Agreement shall be deleted in its entirety and replaced with the following paragraph:

            Subject to Paragraphs 5.2 and 5.4 below, the Employment Period may be terminated by CinemaStar at any time, with or without cause. No amounts shall be paid or benefits provided upon any termination of the Employment Period, whether as liquidated damages, or otherwise, except as specifically provided in Paragraphs 5.2 and 5.4 below or under any benefit plan or agreement in which


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            Employee participates or to which Employee is a party. Employee shall not be entitled to participate in any severance plan of CinemaStar, except as required by law.

      5. Paragraph 5.2 of the Employment Agreement shall be deleted in its entirety and replaced with the following paragraph:

            If the Employment Period is terminated by CinemaStar without cause (as "cause" is defined in Paragraph 5.1 above), CinemaStar shall pay to Employee the Base Salary for a period of one (1) year. Any payment to Employee by CinemaStar pursuant to this Paragraph 5.2 shall be as a lump sum payment, payable upon Employee's termination without cause. Employee will be considered terminated without cause by CinemaStar if CinemaStar demotes Employee to a position below that of Chief Financial Officer and Vice President of CinemaStar and Employee resigns within ninety (90) days thereof.

      6. A new Paragraph 5.4, entitled Termination as a Result of Change in Control, shall be added to the Employment Agreement and shall read as follows:

            For purposes of this Agreement, "change in control" shall mean any event whereby SCP Private Equity Partners, L.P. (indirectly through CinemaStar Acquisition, L.L.C.) and its affiliates sell more than fifty percent (50%) of their current holdings of CinemaStar. Employee shall be obligated to make a reasonable effort to assist with such change in control and provide for an orderly transition of management, if any such transition is contemplated, to the extent such assistance does not interfere with his subsequent employment, for a period of three (3) months from the effective date of the change in control (the "Transition Period").

            In the event of a change in control of CinemaStar and the occurrence of either (i) the resignation by Employee within thirty (30) days of such change in control (including Employee's resignation as a result of having to relocate outside of the San Diego area), or (ii) the termination of Employee by CinemaStar, CinemaStar shall pay to Employee the Base Salary for a period of one (1) year, subject to the conditions of the following sentence. Any payment to Employee by CinemaStar pursuant to this Paragraph 5.4 shall be as a lump sum payment for the equivalent of nine (9) months of the Base Salary, payable upon the effective date of such change in control, with the balance to be paid to Employee in equal monthly installments during the Transition Period, with each installment to be conditioned on Employee's reasonable assistance to CinemaStar during the Transition Period. CinemaStar shall have no obligation to pay Employee the Base Salary for the one (1) year period described in the first sentence of this paragraph and shall be entitled to a refund of any such payments made, on a pro rata basis, if Employee enters into any new employment or consulting agreement with CinemaStar or its affiliates at any time during the Employment Period.


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      7.    Except for the modifications specified in this First Amendment, all of the remaining terms and conditions of the Employment Agreement, shall remain in full force and effect for the term of the Employment Agreement.

      8. This First Amendment to the Employment Agreement shall be effective as of the date written below.

      IN WITNESS WHEREOF, the parties have duly executed this First Amendment on this 18th day of February, 1999.

"Company"                                   "Employee"

CinemaStar Luxury Theaters, Inc.
a Delaware corporation

By:
   ----------------------------------       ------------------------------------
   Jack Crosby                              Norman Dowling
   Chairman of the Board of Directors


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